EXHIBIT 4.3
                                                                -----------
Nematron Corporation
April 25, 2003


VIA OVERNIGHT MAIL

Nematron Corporation
5840 Interface Drive
Ann Arbor, Michigan  48103
Attn:  Matthew S. Galvez, President and CEO

                  Re:      Loans by LaSalle Business Credit, LLC

Dear Mr. Galvez:

Reference  is made to that  certain  Amended  and  Restated  Loan  and  Security
Agreement dated as of June 30, 2000, as heretofore and hereafter amended, amended and restated or otherwise modified from time to time (the "Agreement"), by and between Nematron Corporation ("Borrower") and LaSalle Business Credit, Inc., predecessor by merger to LaSalle Business Credit, LLC, a Delaware limited liability company ("Lender"). Each term set out herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

By our letters to you dated October 3, 2001 and February 18, 2002, we notified you that Borrower is and remains in default (collectively, the Defaults) under the Agreement. The Defaults have not been cured or waived. The terms of the Agreement provide that Lender may, as a result of any Event of Default, including any Default, accelerate the payment of all Liabilities. Borrower acknowledges the existence of each Default.

Lender has requested that Borrower obtain alternative financing, and Borrower has agreed to use its best efforts to obtain such alternate financing. However, Borrower has not yet obtained such alternative financing. Borrower has therefore requested that Lender not immediately accelerate the payment of the Liabilities, and that Lender, for the moment, allow both parties to the Agreement to proceed under the terms of the Agreement. In the event Borrower and each guarantor set forth herein executes this letter and returns same to Lender, together with the fee described in paragraph (g) below, on or before May 2, 2003, Lender hereby agrees to allow both parties to proceed under the terms of the Agreement (as such terms are amended herein) until further notice to Borrower, provided as follows:

     (a)      That there occurs no additional Event of Default; and

     (b) That there occurs no material adverse change (as determined by Lender in its sole discretion) in Borrower or in its business; and

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     (c)      That  Borrower  shall  use  its  continuing   best  efforts  to
              refinance all of the liabilities with another lender as soon as practicable; and

     (d) That Borrower agrees that clause (a) of Section 2 of the Agreement is hereby amended and restated to read in its entirety as follows:

                  (a) during the Original Term and any Renewal Term, absent the existence and continuation of an Event of Default, LaSalle may, in its sole discretion, make such revolving loans and advances (the "Revolving Loans") to Borrower as Borrower shall from time to time request, in accordance with the terms of this paragraph 2; and

     (e) That Borrower agrees that the definition of "Revolving Loan Commitment" set forth in Section 1 of the Agreement is hereby amended and restated, effective as of the date of this letter, to read in its entirety as follows:

                   "Loan Commitment" shall mean:

                   (A) at all times prior to and including May 15, 2003, Seven Hundred Twenty Five Thousand and No/100 Dollars ($725,000.00); and

                   (B) for the period from May 16, 2003 through and including June 15, 2003:
                        (i) Seven  Hundred Twenty  Five  Thousand  and  No/100
                            Dollars ($725,000.00) in the event that (x) Borrower and A-OK shall have delivered to LaSalle, on or before May 15, 2003, at least three (3) written proposals (or groups of proposals) from other lenders to refinance all Liabilities at or before the last day of the Original Term (it being understood, for the avoidance of doubt, that any group of proposals which would collectively refinance all Liabilities shall constitute, for these purposes, one (1) proposal; and (y) LaSalle shall have deemed at least three (3) of such proposals (or groups of proposals) viable in LaSalle's sole discretion (the occurrence of the conditions in clauses (x) and (y) is referenced to herein as a "Timely Proposal Event"); or

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                        (ii)Six Hundred  Twenty Five Thousand and No/100 Dollars
                            ($625,000.00) in the event a Timely Proposal Event has not occurred; and

                   (C) for the period from June 16, 2003, through the end of the Original Term:

                        (i) Seven Hundred Twenty Five Thousand and No/100
                            Dollars ($725,000.00) in the event that (x) a Timely Proposal Event shall have occurred and (y) both (1) Borrower and A-OK shall have delivered to LaSalle, on or before June 15, 2003, at least one (1) written commitment (or group of commitments) from another lender (or lenders) to refinance all Liabilities at or before the last day of the Original Term, and (2) LaSalle shall have deemed at least one (1) such commitment (or group of commitments) viable in LaSalles sole discretion
                            (the occurrence of the conditions in clauses (y)(1) and (2) is referred to herein as a "Timely Commitment Event"); or

                        (ii)Six Hundred Twenty Five Thousand and No/100  Dollars
                            ($625,000.00) in the event (x) a Timely Proposal Event has occurred but a Timely Commitment Event has not occurred, or (y) a Timely Commitment Event has occurred but a Timely Proposal Event has not occurred; or

                        (iii) Five Hundred Twenty Five Thousand and No/100
                            Dollars ($525,000.00) in the event that neither a Timely Commitment Event nor a Timely Proposal Event has occurred.

     (f) That Borrower agrees that Section 12(a) of the Agreement is hereby amended by deleting the date "November 12, 2003" and by inserting the date "July 15, 2003" in lieu thereof; and

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     (g) That  Borrower  pays  Lender a fee in the amount of One Thousand and
         No/100 Dollars ($1,000.00) in consideration of Lender's willingness to enter into this letter agreement, which fees shall be payable, fully earned and nonrefundable upon Borrower's acceptance of this letter; and

     (h) That Borrower and each Guarantor agree that all references to LaSalle Business Credit, Inc. contained in the Agreement and the Other Agreements are hereby deemed to read "LaSalle Business Credit, LLC".

Borrower  hereby (a) ratifies and affirms its  obligations  under the Agreement;
(b) denies and waives the existence of any defenses relating to its obligations under the Agreement; and (c) waives and releases any claims or causes or action against Lender which may now or hereafter be available to it arising out of (i) the administration of the Agreement or the Other Agreements, (ii) the negotiation and execution of this letter, or (iii) any other matter pertaining to the Agreement or the Other Agreements.

Each of the undersigned guarantors hereby (a) ratifies and affirms its individual and several obligations under its respective Continuing Unconditional Guaranty executed by each guarantor in favor of Lender; (b) acknowledges and confirms that each Continuing Unconditional Guaranty continues in full force and effect notwithstanding this letter; (c) denies and waives the existence of any defenses relating to any of such Continuing Unconditional Guaranties; and (d) waives and releases any claims or causes or action against Lender which may now or hereafter be available to any guarantor arising out of (i) the administration of the Agreement or the Other Agreements, (ii) negotiation and execution of this letter, or (iii) any other matter pertaining to the Agreement or the Other Agreements; provided, however, that the failure of any guarantor to execute this letter shall not release such guarantor or any other guarantor of its respective obligations under any of the Continuing Unconditional Guaranties.

By this letter Lender does not waive any Default, nor any previous Events of Default about which you have been notified. This letter is being written with Lender reserving all of its rights to exercise any and all of Lender's remedies, as provided in the Agreement and in all the Other Agreements, at such time and in such manner as provided therein. Nothing herein shall be construed or interpreted as being a waiver of any of Lender's rights or remedies (as provided

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to Lender under the terms of the Other Agreements,  the Uniform  Commercial Code or otherwise), by virtue of its forbearance to date (it being understood that Lender has no obligation to continue to forbear) or extension with respect thereto.
                                      Very truly yours,

                                      LASALLE BUSINESS CREDIT, LLC

                                      By /s/ Dale P. Grzenia
                                      ----------------------
                                      Dale P. Grzenia, First Vice President

Accepted and agreed to this
30th day of April, 2003.

NEMATRON CORPORATION

By /s/ Matthew S. Galvez
------------------------
Its President




Consented and agreed to by
the following guarantors of
the obligations of Nematron Corporation
to LaSalle Business Credit, LLC

A-OK CONTROLS ENGINEERING, INC.     OPTIMATION, INC.

By /s/ David P. Gienapp             By /s/ David P. Gienapp
-----------------------             -----------------------
Its Secretary                       Its Secretary

Date: April 30, 2003                Date: April 30, 2003


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